iRhythm Technologies Names UC Berkeley Faculty Member Bruce G. Bodaken and Duke University Chancellor Emeritus Ralph Snyderman, M.D. to its Board of Directors

SAN FRANCISCO – July 19, 2017 – iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, announced today the appointment of Bruce G. Bodaken, member of the faculty at University of California, Berkeley in the Division of Health Policy Management, and Ralph Snyderman, M.D., Chancellor Emeritus and James B. Duke Professor of Medicine at Duke University to its Board of Directors. Mr. Bodaken will chair the compensation committee and Dr Snyderman will serve as a member of the company’s audit committee.

“We look forward to the significant contributions that our new Board members will make,” said Kevin King, President and CEO of iRhythm Technologies. “As our healthcare system rapidly evolves, both our customers and iRhythm must be mindful of the critical balance which must be struck between business and clinical decision-making to optimize patient care. Mr. Bodaken and Dr. Snyderman will be instrumental in helping to understand and guide us through that interplay, drawing from their strong respective experiences as leaders in the healthcare payer and clinical practice fields. Their skills and backgrounds will be complementary to the strong operational and financial skills possessed by our existing board members, making for a strong group with a unique diversity of talent.”

Mr. Bodaken has a proven track record of thought leadership in the healthcare payer space. Prior to joining the faculty at UC Berkeley, he was Chairman and CEO of Blue Cross Blue Shield of California from 2000 to 2012 where he was responsible for strategy and management of California’s third largest insurer. He previously served as Blue Shield of California’s President and Chief Operating Officer from 1996 to 2000. Mr. Bodaken serves on the Board of Directors of the Rite Aid Corporation and on the Board of Directors of Wageworks, Inc. Mr. Bodaken earned a master’s degree from the University of Colorado and a bachelor’s degree from Colorado State University.

Dr. Snyderman has made significant contributions to the advancement of health care over the course of his career. Dr. Snyderman is Chancellor Emeritus, James B. Duke Professor of Medicine, and Director of the Center for Research on Personalized Health Care at Duke University. From 1989 to 2004, he served as Chancellor for Health Affairs at Duke and was the founding CEO and President of the Duke University Health System. He was a venture partner with New Enterprise Associates from 2006 to 2009. Dr. Snyderman currently serves on a variety of health care related boards. He is a member of the Association of American Physicians, where he served as president from 2003 to 2004, the Association of American Medical Colleges, where he served as chair from 2001 to 2002, the National Academy of Medicine, and the American Academy of

iRhythm Technologies, Inc.    •    650 Townsend Street, Suite 500    •    San Francisco, CA  94103

phone: 415.632.5700    •    fax: 415.632.5701    •     irhythmtech.com

Arts & Sciences. Dr. Snyderman earned a bachelor’s degree from Washington College, a doctorate of medicine from the State University of New York, Downstate Medical Center, and completed his internship and residency in Medicine at Duke University.

About iRhythm Technologies, Inc.

iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Investor Relations Contact:

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@irhythmtech.com

Media Contact:

Aaron Murphy

(415) 229-3331

media@irhythmtech.com

iRhythm Technologies, Inc.    •    650 Townsend Street, Suite 500    •    San Francisco, CA  94103

phone: 415.632.5700    •    fax: 415.632.5701    •     irhythmtech.com